Exhibit 4.1

Delaware

PAGE 1

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "GEOVIC MINING CORP.", FILED IN THIS OFFICE ON THE TWENTY-EIGHTH DAY OF NOVEMBER, A.D. 2006, AT 11:24 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

SECRETARY'S OFFICE 1793 DELAWARE 1855

Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

4241338 8100

061086554

AUTHENTICATION: 5231386

DATE: 11-29-06

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:24 PM 11/28/2006
FILED 11:24 PM 11/28/06
SRV 061086554 - 4241338 FILE

CERTIFICATE OF DESIGNATION

of

SERIES A CONVERTIBLE PREFERRED STOCK

of

Geovic Mining Corp.

Pursuant to Section 151(f) of the General Corporation Law of
the State of Delaware

     Geovic Mining Corp., a Delaware corporation (the “Corporation”), certifies that pursuant to the authority contained in its Certificate of Incorporation, as amended, and in accordance with the provisions of Section 151(f) of the General Corporation Law of the State of Delaware, its Board of Directors (the “Board of Directors”) has adopted the following resolution creating a series of Preferred Stock, par value $0.0001 per share, designated as Series A Convertible Preferred Stock:

     RESOLVED, that a series of the class of authorized Preferred Stock, par value $0.0001 per share, of the Corporation be hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

     1.      Designation and Amounts

     The shares of such series shall be designated as the “Series A Convertible Preferred Stock” (the “Series A Preferred “) and the number of shares initially constituting such series shall be 6,000,000, which number may be decreased (but not increased) by the Board of Directors without a vote of the stockholders; provided, however, that such number may not be decreased below the number of then currently outstanding shares of Series A Preferred and shares of Series A Preferred issuable on exercise of rights to acquire Series A Preferred .. Except as specifically stated herein, the Series A Preferred shall have no priority or preference with respect to the $0.0001 par value common stock (“Common Stock”) of the Corporation, including without limitation, payment of dividends, or distribution of assets upon liquidation, dissolution or winding up.

     2.      Dividends.

(a) The holders of the Series A Preferred shall be entitled to receive no dividends.

     3.      Liquidation Preference.

(a) The holders of the Series A Preferred shall not be entitled to any distribution in the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary.

     (b)      In the event that a consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation shall be deemed a liquidation, dissolution or winding up within the meaning of this Section 3 for any purpose, the holders of the Series A Preferred shall not be entitled to any distribution upon the occurrence of the event.

     4.      Conversion.

(a) Conversion upon Completion of Financings. Outstanding shares of Series A Preferred shall automatically be converted into shares of Common Stock in accordance with the following:

     (i)    If the Corporation receives the proceeds from at least Thirty Million Dollars ($30,000,000) in gross amount from one or more equity financings (the “Minimum Financing”) at a price of $2.25 (the “Minimum Price”) per share of Common Stock or higher on or before June 1, 2008 (the “Earn Out Date”), on terms reasonably satisfactory to the Board of Directors of the Corporation and the financing(s) was completed through the efforts of at least one of the holders of the outstanding Series A Preferred, then an aggregate of 3,000,000 outstanding Series A Preferred shall be converted into an equal number of shares of Common Stock (or such other number that results from a required adjustment of the kind described in Section 4(e) below) pro rata among the holders of the Series A Preferred outstanding at that time; and

     (ii)    For each additional $10,000,000 in gross amount of equity financing (an “Incremental Financing Amount”) above the Minimum Financing at the Minimum Price or higher for which the corporation receives the proceeds before the earlier to occur of (X) Completion of equity financings in amounts equal to $60,000,000 in total (the “Total Financing”), or (Y) the Earn Out Date, and provided the financing(s) was completed through the efforts of at least one of the holders of the outstanding Series A Preferred, an additional 1,000,000 shares of Series A Preferred will be converted into an equal number of shares of Common Stock (or such other number resulting from a required adjustment of the kind described in Section 4(e) below), pro rata among the holders of the then outstanding Series A Preferred. (By way of example, and for the avoidance of doubt, if only one equity financing for $20,000,000 is completed by the Corporation by December 31, 2007; no shares of Series A Preferred would be converted to Common Stock as of such date; if an additional $20,000,000 of equity financing is completed by March 31, 2008, the Minimum Financing will be deemed completed and 4,000,000 shares of Series A Preferred would be converted into an equal number of shares of Common Stock (or such other number resulting from a required adjustment of the kind described in Section 4(e) below), pro rata among the holders of the outstanding Series A Preferred at the time of the completion of the latter financing; if thereafter an additional Incremental Financing Amount ($10,000,000) is completed at May 1, 2008, an additional one million (1,000,000) shares of Series A Preferred would be converted into an equal number of shares of Common Stock (or such other number resulting from a required adjustment of the kind described in Section 4(e) below), pro rata among the holders of the Series A Preferred.)

     (iii)    Once the Corporation has received the proceeds from at the Total Financing at the Minimum Price per share of Common Stock or higher, which in any event must occur on or before the Earn Out Date, on terms reasonably satisfactory to the Board of Directors of the Corporation, and the financing(s) was completed through the efforts of at least one of the holders of the outstanding Series A Preferred, all Series A Preferred shall have been converted to Common Stock and no Series A Preferred shall remain outstanding. All Series A Preferred converted to Common Stock shall be retired and may not be reissued.

(iv) The Earn Out Date may be extended only with the prior written approval of the Board of Directors of the Corporation.

     (b)      Other Conversion.    Each share of the outstanding Series A Preferred shall automatically convert into one share of Common Stock if, at a time when the Total Financing has not been achieved as described in Section 4(a) above: (i) an equity financing is completed before the Earn Out Date in an amount, which when added to the amount of all equity financings completed after the date of issuance of the Series A Preferred is less than the Total Financing, and the Total Financing is otherwise available to the Corporation at a price not lower than the Minimum Price on terms reasonably satisfactory to the Board of Directors of the Corporation but the Board of Directors has determined to complete such financing for an amount less than the Total Financing, and the financing(s) were completed with the assistance of at least one of the holders of the outstanding Series A Preferred, or (ii) Prior to the Earn Out Date, the Corporation is subject to a successful take-over bid made by a third party not affiliated with the Corporation or any holder of Series A Preferred, or enters into an agreement to complete a business combination with a third party not affiliated with the Corporation or any holder of Series A Preferred; provided that no conversion right described in this Section 4(b) shall have the effect of increasing the number of shares of Common Stock into which the Series A Preferred may be converted above six million (6,000,000) shares (or such other number resulting from a required adjustment of the kind described in Section 4(e) below).

     (c)      No Optional Right to Convert.    Except as set forth in Sections 4 (a) and (b) above, no holder of Series A Preferred shall be entitled to convert Series A Preferred into Common Stock or other securities of the Corporation without the express prior written approval of the Board of Directors of the Corporation.

     (d)      Mechanics of Conversion.    Upon any conversion of Series A Preferred into shares of Common Stock as described in this Section 4, the holder shall surrender the certificate or certificates representing the shares to be converted, duly endorsed, at the office of the Corporation or of any transfer agent for such shares, or at such other place designated by the Corporation. The Corporation shall, immediately upon receipt of such notice, issue and deliver to or upon the order of such holder, against delivery of the certificates representing the shares that have been converted, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. The Corporation shall complete such issuance within three business days and shall transmit the certificates by messenger or overnight delivery service to reach the address designated by such holder within 5 business days after the receipt of the certificates. Such conversion shall be deemed to have been made at the close of business on the business day immediately following the day on which the Corporation received the net proceeds from the financing that caused the Series A Preferred shares to become convertible. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock at the close of business on such date.

     (e)      Adjustment of Conversion Rate.    The conversions described in Sections 4(a) and (b) shall be adjusted if there is a share split, reverse share split, recapitalization or other transaction pursuant to which the outstanding shares of Common Stock of the Corporation are increased or decreased (a “Transaction”) such that each share of the Series A Preferred shall thereafter be convertible into a number of shares of Common Stock or other securities equal to the number of shares of Common Stock or other securities of the Corporation that would have been received had the conversion been completed immediately before the Transaction, and the applicable conversion shall be appropriately adjusted for all purposes consistent with this Section 4.

     (f)      Certificates as to Adjustments.    Upon the occurrence of any adjustment or readjustment of conversions pursuant to Section 4(e), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and, if reasonably required, cause independent public accountants selected by the Corporation to verify such computation and prepare and furnish to each holder of Series A Preferred a certificate setting forth (i) such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based and (ii) the number of other securities and the amount, if any, of other property which at the time would be received upon the conversion of Series A Preferred with respect to each share of Common Stock received upon such conversion.

     (g)      Issue Taxes.    The Corporation shall pay any and all issue and other taxes, excluding any income, franchise or similar taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Preferred pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

     (h)      Reservation of Stock Issuable Upon Conversion.    The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred , the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval.

     (i)      Fractional Shares.    No fractional shares shall be issued upon the conversion of any share or shares of Series A Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors of the Corporation).

     (j)      Notices.    Any notice required by the provisions of this Section to be given to the holders of shares of Series A Preferred shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the Corporation.

     (k)      Reorganization or Merger.    In case of any reorganization or any reclassification of the capital stock of the corporation or any consolidation or merger of the Corporation with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Corporation to any other person (a “Reorganization Transaction”), then, as part of such Reorganization Transaction provision shall be made so that each share of Series A Preferred shall thereafter be convertible into the number of shares of stock or other securities or property (including cash) to which a holder of the number of shares of Common Stock deliverable upon conversion of such share of Series A Preferred would have been entitled upon the record date of (or date of, if no record date is fixed) such event and, in any case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series A Preferred , to the end that the provisions set forth herein shall thereafter be applicable, as nearly as equivalent as is practicable, in relation to any shares of stock or the securities or property (including cash) thereafter deliverable upon the conversion of the shares of Series A Preferred ; provided, however, that no approval of a Reorganization Transaction by holders of the Series A Preferred shall be required.

     5.      Surrender and Cancellation.

     (a)      All outstanding shares of Series A Preferred shall, without action or payment of any kind by the Corporation, be deemed to be surrendered to the Corporation for cancellation on the Earn Out Date, and shall thereafter be deemed to no longer be outstanding or to represent an interest in the Corporation and no Series A Preferred shall thereafter by issued or re-issued.

     (b)      From and after the Earn Out Date, unless there shall have been a default by the Corporation as to any right of a holder of Series A Preferred, all rights of the holders of shares of Series A Preferred outstanding as of such date shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

     6.      Other Provisions.    For all purposes of this Resolution, the term “date of issuance” shall mean the day on which the Corporation first issues shares of the Series A Preferred. Any provision herein that conflicts with or violates any applicable usury law shall be seemed modified to the extent necessary to avoid such conflict or violation.

     7.      Restrictions and Limitations.    The Corporation shall not undertake the following actions without the consent of the holders of a majority of the Series A Preferred outstanding: (i) modify its Certificate of Designation, Certificate of Incorporation or Bylaws so as to amend or change any of the rights, preferences, or privileges of the Series A Preferred, or (ii) authorize or issue any other preferred equity security senior to or on a parity with the Series A Preferred.

     8.      Voting Rights.    Except as provided herein or as provided for by law, the Series A Preferred shall have no voting rights.

     9.      Attorneys’ Fees.    Any holder of Series A Preferred shall be entitled to recover from the Corporation the reasonable attorneys, fees and expenses reasonably incurred by such holder in connection with successful enforcement by such holder of any obligation of the Corporation hereunder.

     IN WITNESS WHEREOF, effective this 28th day of November 2006, Geovic Mining Corp., by and through Gregg Sedun, its President, who, by signing below hereby affirms and acknowledges under penalties of perjury, that the foregoing instrument is the act and deed of the Corporation and that the facts stated therein are true.

Geovic Mining Corp. By /s/ Gregg Sedun Gregg Sedun, President